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Exhibit (a)(1)(S)

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, stockbroker, trust company, manager, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are the subject of this offer and it is an offence to claim otherwise. This offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

January 19, 2009

NOTICE OF VARIATION

by

of its

OFFER TO PURCHASE

all of the outstanding Gold Reserve Equity of

GOLD RESERVE INC.

on the basis of three Rusoro Shares

for each Class A common share or equity unit of Gold Reserve Inc.

Rusoro Mining Ltd. ("Rusoro") hereby gives notice that it is amending and supplementing its offer dated December 15, 2008 (the "Offer") to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Class A common shares (the "Gold Reserve Shares") of Gold Reserve Inc. ("Gold Reserve") and all of the issued and outstanding equity units (the "Gold Reserve Equity Units" and together with the Gold Reserve Shares, the "Gold Reserve Equity") of Gold Reserve, and including any Gold Reserve Equity that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Gold Reserve (other than SRP Rights, as hereinafter defined) that are convertible into or exchangeable or exercisable for Gold Reserve Equity, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Gold Reserve, on the basis of three Rusoro common shares for each Gold Reserve Share and Gold Reserve Equity Unit, in order to, among other things, extend the expiry of the Offer to 5:00 p.m. (Eastern time) on February 18, 2009. References in this Notice of Variation (this "Notice"), the Offer and Circular, and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer and Circular, to the "Offer" shall refer to the Offer, as amended by this Notice.

Except as otherwise set forth in this Notice, the terms and conditions previously set forth in the Offer including the Offer and Circular, and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer and Circular, continue to be applicable in all respects, and this Notice should be read in conjunction therewith. Unless the context requires otherwise or unless otherwise defined, defined terms used in this Notice have the same meaning as in the Offer and Circular.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M.
(EASTERN TIME) ON FEBRUARY 18, 2009, UNLESS THE OFFER IS FURTHER EXTENDED OR
WITHDRAWN.

Any questions and requests for assistance may be directed to the Information Agent for the Offer at Georgeson Shareholder Communications Canada Inc. at 1-888-605-7615 (North American Toll Free Number).

 NOTICE TO GOLD RESERVE EQUITYHOLDERS IN THE UNITED STATES

The Offer is being conducted pursuant to the disclosure and other requirements of the United States federal tender offer rules. The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Gold Reserve Equityholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference into the Offer and Circular have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Gold Reserve Equityholders in the United States should be aware that the disposition of their Gold Reserve Equity and the acquisition of Rusoro Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in the Offer and Circular and such Gold Reserve Equityholders are encouraged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 19 of the Circular and "Certain United States Federal Income Tax Considerations" in Section 20 of the Circular.

The enforcement by Gold Reserve Equityholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

Rusoro has filed with the United States Securities and Exchange Commission (the "SEC") a Registration Statement on Form F-10, a Tender Offer Statement on Schedule TO and other documents and information, and has mailed the Offer and Circular to Gold Reserve Equityholders concerning the Offer and the proposed combination of Rusoro and Gold Reserve. GOLD RESERVE EQUITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Gold Reserve Equityholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Rusoro will be available free of charge from Rusoro. You should direct requests for documents to the Corporate Secretary, Rusoro Mining Ltd., Suite 2164, 1055 Dunsmuir Street, Vancouver, British Columbia V7X 1B1, telephone (604) 632-4044. To obtain timely delivery, such documents should be requested not later than February 10, 2009, five business days before the Expiry Date.

THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY UNITED STATES SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Gold Reserve Equityholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Rusoro Shares or Gold Reserve Equity, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

 NOTICE TO ALL GOLD RESERVE EQUITYHOLDERS

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Gold Reserve Equityholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Rusoro may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Gold Reserve Equityholders in any such jurisdiction.

Gold Reserve Equityholders who have validly deposited and not withdrawn their Gold Reserve Equity need take no further action to accept the Offer. Gold Reserve Equityholders who wish to accept the Offer and deposit their Gold Reserve Equity must properly complete and execute the Letter of Transmittal (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Gold Reserve Equity and all other required documents, at one of the offices of the Depositary in accordance with the instructions in the Letter of Transmittal or request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Alternatively, Gold Reserve Equityholders may (1) accept the Offer by following the procedures for book-entry transfer of Gold Reserve Equity described in Section 5 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer"; or (2) accept the Offer where the certificates representing the Gold Reserve Equity are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery", using the Notice of Guaranteed Delivery (printed on green paper) or a manually signed facsimile thereof. Gold Reserve Equityholders whose Gold Reserve Equity is registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Gold Reserve Equity. Gold Reserve Equityholders will not be required to pay any fee or commission if they accept the Offer by depositing their Gold Reserve Equity directly with the Depositary.

Rusoro has engaged Computershare Investor Services Inc. to act as the depositary (the "Depositary") under the Offer and Georgeson Shareholder Communications Canada Inc. to act as the information agent (the "Information Agent") to provide a resource for information for Gold Reserve Equityholders. Questions and requests for assistance may be directed to the Depositary or Information Agent for the Offer. Contact details for such persons may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge upon request from the Depositary or Information Agent at its office specified on the back page of this document. Copies of this document and related materials may also be found at www.sedar.com and www.sec.gov.

NOTICE TO HOLDERS OF GOLD RESERVE OPTIONS AND GOLD RESERVE NOTES

The Offer is made only for Gold Reserve Equity and is not made for any Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares. Any holder of Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise or convert such Gold Reserve Options, Gold Reserve Notes or other rights in order to obtain certificates representing Gold Reserve Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such Gold Reserve Options, Gold Reserve Notes or other rights to acquire Gold Reserve Shares will have certificates representing the Gold Reserve Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery".

The tax consequences to holders of Gold Reserve Options or Gold Reserve Notes of exercising or not exercising their Gold Reserve Options or Gold Reserve Notes are not described in the Circular. Holders of Gold Reserve Options or Gold Reserve Notes should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or convert or not exercise or not convert their Gold Reserve Options and Gold Reserve Notes.

 STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Notice, the Offer and Circular, including the schedules attached thereto, the pro forma consolidated financial statements of the Offeror, and some of the material incorporated by reference into the Offer and Circular, contain certain forward-looking information and forward-looking statements, as defined in applicable securities laws (collectively referred to as "forward-looking statements"). Forward-looking statements include possible events, statements with respect to possible events, the proposed transaction, the business, operations and financial performance and condition each of Rusoro and Gold Reserve and the proposed company created by the combination of Rusoro and Gold Reserve, the future price of gold, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration, development and mining activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, and limitations on insurance coverage. The words "plans," "expects," "is expected," "scheduled," "estimates," "forecasts," "intends," "anticipates," or "believes," or variations of such words and phrases or statements that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur" and similar expressions identify forward looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Rusoro as at the date of such statements, are inherently subject to significant business, economic, social, political and competitive uncertainties and contingencies and other factors that could cause actual results or events to differ materially from those projected in the forward-looking statements. The estimates and assumptions of Rusoro contained or incorporated by reference in the Offer and Circular which may prove to be incorrect, include, but are not limited to: (1) that Rusoro will be successful in acquiring 100% of the outstanding Gold Reserve Equity; (2) that all required third party regulatory and governmental approvals to the Offer will be obtained and all other conditions to completion of the transactions will be satisfied or waived; (3) there being no significant disruptions affecting operations, whether due to labour disruptions, supply disruptions, power disruptions, damage to equipment or otherwise; (4) permitting, development, expansion and power supply proceeding on a basis consistent with our current expectations; (5) permitting and development proceeding on a basis consistent with Rusoro's current expectations; (6) the exchange rate between the Canadian dollar, the Venezuelan Bolivar and the U.S. dollar being approximately consistent with current levels; (7) certain price assumptions for gold; (8) prices for and availability of natural gas, fuel oil, electricity, parts and equipment and other key supplies remaining consistent with current levels; (9) production forecasts meeting expectations; (10) the accuracy of Rusoro's current mineral reserve and mineral resource estimates; and (11) labour and materials costs increasing on a basis consistent with Rusoro's current expectations.

Known and unknown factors could cause actual results or events to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to, fluctuations in the currency markets; fluctuations in the spot and forward price of gold or certain other commodities (such as diesel fuel and electricity); changes in interest rates; disruption to the credit markets and delays in obtaining financing; inflationary pressures; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, Venezuela or other countries in which Rusoro does or may carry on business; business opportunities that may be presented to, or pursued by Rusoro; Rusoro's ability to successfully integrate acquisitions; operating or technical difficulties in connection with mining or development activities; actual results of exploration activities; the possibility of cost overruns or unanticipated expenses; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining and renewing necessary licenses and permits; the impact of Venezuelan law on Rusoro's operations; diminishing quantities or grades of reserves; adverse changes in our credit rating; contests over title to properties, particularly title to undeveloped properties; and the occurrence of natural disasters, hostilities, acts of war or terrorism. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or inability to obtain insurance, to cover these risks). The following factors, amongst others, related to the business combination of Rusoro and Gold Reserve could cause actual results to differ materially from forward- looking statements, including those contained in Section 4 of the Circular, "Rationale & Benefits of the Offer" and Section 5 of the Circular "Purpose of the Offer and Rusoro's Plans for Gold Reserve": the Rusoro Shares issued in connection with the Offer may have a market value lower than expected; the business of Rusoro and Gold Reserve may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected combination benefits from the combination of Rusoro and Gold Reserve may not be fully realized or not realized within the expected time frame. All of the forward-looking statements made in the Offer and Circular are qualified by these cautionary statements and those made in Section 6 of the Circular, "Risk Factors Related to the Offer". These factors are not intended to represent a complete list of the factors that could affect Rusoro and the combination of Rusoro and Gold Reserve. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference. Although Rusoro has attempted to identify important factors that could cause actual results or events to differ materially from those described in forward-looking statements, there may be other factors that could cause results or events not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on forward-looking statements. Rusoro undertakes no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information or future events or otherwise, except as may be required in connection with a material change in the information disclosed in this Offer and Circular or as otherwise required by law.

CURRENCY EXCHANGE RATE INFORMATION

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of the exchange rate for each period indicted and the exchange rate at the end of each such period, based upon the noon buying rates provided by the Bank of Canada:

	Year Ended December 31
	2008	2007	2006	2005
High	1.2969	1.1853	1.1726	1.2704
Low	0.9719	0.9170	1.0990	1.1507
Rate at end of period	1.2246	0.9881	1.1653	1.1659
Average rate for period	1.0660	1.0748	1.1341	1.2116

On January 16, 2009, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was Cdn.$1.2383.

v

 NOTICE OF VARIATION

January 19, 2009

TO:    THE HOLDERS OF GOLD RESERVE EQUITY

This Notice amends and supplements the Offer and Circular, pursuant to which Rusoro is offering to purchase, on the terms and subject to the conditions contained therein, all of the issued and outstanding Class A common shares (the "Gold Reserve Shares") of Gold Reserve Inc. ("Gold Reserve") and all of the issued and outstanding equity units (the "Gold Reserve Equity Units" and together with the Gold Reserve Shares, the "Gold Reserve Equity") of Gold Reserve, and including any Gold Reserve Equity that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Gold Reserve (other than SRP Rights, as hereinafter defined) that are convertible into or exchangeable or exercisable for Gold Reserve Equity, together with the associated rights (the "SRP Rights") issued under the Shareholder Rights Plan of Gold Reserve, on the basis of three Rusoro Common Shares for each Gold Reserve Share or Gold Reserve Equity Unit, in order to, among other things, extend the expiry of the Offer to 5:00 p.m. (Eastern time) on February 18, 2009. References in this Notice, the Offer and Circular, and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer and Circular, to the "Offer" shall refer to the Offer, as amended by this Notice.

Except as otherwise set forth in this Notice, the terms and conditions previously set forth in the Offer including the Offer and Circular, and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer and Circular, continue to be applicable in all respects, and this Notice should be read in conjunction therewith. Unless the context requires otherwise or unless otherwise defined, defined terms used in this Notice have the same meaning as in the Offer and Circular.

1.     Extension of the Offer

By notice given to the Depositary on January 19, 2009, Rusoro has extended the expiry time of the Offer to 5:00 p.m. (Eastern time) on February 18, 2009. Accordingly, the definition of "Expiry Date" in the "Glossary" section of the Offer and Circular is deleted in its entirety and replaced by the following definition:

  "Expiry Date" means February 18, 2009, or such other date as is set out in a notice of change or a notice of variation of the Offer issued at any time and from time to time extending the period during which Gold Reserve Equity may be deposited under the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next Business Day. See Section 6 of the Offer "Extensions, Variations and Changes to the Offer"; and

the definition of "Expiry Time" in the "Glossary" section of the Offer and Circular is deleted in its entirety and replaced by the following definition:

  "Expiry Time" means 5:00 p.m. (Eastern Time) on February 18, 2009 or such other time as is set out in a notice of change or a notice of variation of the Offer issued at any time and from time to time. See Section 6 of the Offer "Extensions, Variations and Changes to the Offer".

In addition, all references to 12:00 midnight, Eastern Time, at the end of January 21, 2009, and all similar references, in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, are amended to refer to 5:00 pm (Eastern Time) on February 18, 2009.

2.     Amendments to the Offer and Circular

The Offer and Circular are hereby amended as follows:

i.      QUESTIONS AND ANSWERS ABOUT THE OFFER (page 1)

"What are some of the significant conditions of the Offer?"

The second bullet is hereby amended and restated in its entirety as follows:

  •
  Rusoro completing a TSX listing of the Rusoro Shares, including the Rusoro Shares which constitute the Offered Consideration, prior to the Expiry Time or the execution, in form and substance reasonably satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York); and

ii.     QUESTIONS AND ANSWERS ABOUT THE OFFER (page 3)

"If I also hold Gold Reserve Notes, what happens to them?"

The second paragraph is hereby amended and restated in its entirety as follows:

        It is a condition of Rusoro's obligation to take up and pay for Gold Reserve Equity properly tendered to the Offer that, Rusoro complete a TSX listing of the Rusoro Shares, including the Rusoro Shares which constitute the Offered Consideration, prior to the Expiry Time or the execution, in form and substance reasonably satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York).

iii.   SUMMARY OF THE OFFER (page 11)

Conditions of the Offer

The second bullet point in the first paragraph on page 11 is amended and restated in its entirety as follows:

  •
  Rusoro completing a TSX listing of the Rusoro Shares, including the Rusoro Shares which constitute the Offered Consideration, prior to the Expiry Time or the execution, in form and substance reasonably satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York); and

iv.    OFFER (page 26)

Section 2. Conditions of the Offer

Subsection (d) is amended and restated in its entirety as follows:

  (d)
  Rusoro completing a TSX listing of the Rusoro Shares, including the Rusoro Shares which constitute the Offered Consideration, prior to the Expiry Time or the execution, in form and substance reasonably satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture), in either case, such that Gold Reserve shall have no obligation, as a result of Rusoro's acquisition of Gold Reserve Equity pursuant to the Offer, to make a "Fundamental Change Purchase Offer" (as such term is defined in Section 15.01(a) of the Indenture);

v.      CIRCULAR (page 46)

Section 4. Rationale and Benefits of the Offer

Conditions of the Offer

The second bullet point is amended and restated in its entirety as follows:

  •
  Rusoro completing a TSX listing of the Rusoro Shares, including the Rusoro Shares which constitute the Offered Consideration, prior to the Expiry Time or the execution, in form and substance reasonably satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture for the Gold Reserve Notes, between Gold Reserve and The Bank of New York); and

vi.    CIRCULAR (page 51)

Section 5. Purpose of the Offer and Rusoro's Plans for Gold Reserve

Treatment of Gold Reserve Notes

The first full paragraph on page 51 is hereby amended and restated in its entirety as follows:

        The Offer is subject to several conditions, including Rusoro completing a TSX listing of the Rusoro Shares, including the Rusoro Shares which constitute the Offered Consideration, prior to the Expiry Time or the execution, in form and substance reasonably satisfactory to Rusoro, of a supplemental indenture with respect to the Gold Reserve Notes which excludes the Offer and any Subsequent Acquisition Transaction from the definition of a "Fundamental Change" (as such term is defined in Section 15.01(a) of the Indenture), in either case, such that Gold Reserve shall have no obligation, as a result of Rusoro's acquisition of Gold Reserve Equity pursuant to the Offer to make a "Fundamental Change Purchase Offer" (as such term is defined in Section 15.01(a) of the Indenture).

The second full paragraph on page 51 is hereby deleted in its entirety.

3.     Amendment Relating to Subsequent Offering Period

The Offer and Circular are hereby amended as follows:

OFFER (pages 36 and 37)

Section 6. Extensions, Variations and Changes to the Offer

Subsequent Offering Period

The first sentence of the third paragraph on page 36 is hereby amended and restated in its entirety as follows:

        The Offeror intends to include a Subsequent Offering Period with respect to the Offer if, at the Expiry Time, the Shareholder Rights Plan is in effect and not waived, invalidated or cease traded. Otherwise, the Offeror does not currently intend to include a Subsequent Offering Period with respect to the Offer, although the Offeror reserves the right to do so in its sole discretion.

The following paragraph is hereby inserted after the first full paragraph on page 37:

        If the Offeror takes up Gold Reserve Equity representing more than 50% of the outstanding common shares of Gold Reserve pursuant to the Offer at a time when the Shareholder Rights Plan is in effect and not waived, invalidated or cease traded, the Offeror will make a public announcement of that fact and the Offer will remain open for deposits and tenders of Gold Reserve Equity for ten business days from the date of such public announcement. Any such period will constitute a Subsequent Offering Period under the U.S. Exchange Act.

4.     Other Amendments to the Offer and Circular

In addition to the amendments to the Offer and Circular set out in Sections 1, 2 and 3 of this Notice, Rusoro has amended and restated certain portions of the Offer and Circular as follows:

i.      NOTICE TO GOLD RESERVE EQUITYHOLDERS IN THE UNITED STATES (page ii)

The first paragraph under the heading "NOTICE TO GOLD RESERVE EQUITYHOLDERS IN THE UNITED STATES" is hereby amended and restated in its entirety as follows:

The Offer is being conducted pursuant to the disclosure and other requirements of the United States federal tender offer rules. The Offer is being made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Gold Reserve Equityholders should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

ii.     INFORMATION CONCERNING GOLD RESERVE (page v)

The first paragraph is hereby amended and restated in its entirety as follows:

Except as otherwise indicated, the information concerning Gold Reserve contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian and United States securities regulatory authorities and other public sources. Gold Reserve has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Gold Reserve contained herein.

iii.   QUESTIONS AND ANSWERS ABOUT THE OFFER (page 1)

The first paragraph is hereby amended and restated in its entirety as follows:

The following are some of the questions with respect to the Offer that you, as a holder of Gold Reserve Equity, may have and the answers to those questions. These questions and answers are not meant to be a substitute for the more detailed description and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Gold Reserve Equity. We have included cross-references in this question and answer section to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary below.

iv.    SUMMARY OF THE OFFER (page 8)

The first paragraph is hereby amended and restated in its entirety as follows:

This summary highlights information more fully discussed elsewhere in the Offer and Circular. Gold Reserve Equityholders are urged to read the more detailed information about Rusoro, the Offer and the Rusoro Shares provided elsewhere in the Offer and Circular and in the documents incorporated by reference. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled "Glossary" below.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (page 16)

The first full paragraph is hereby amended and restated in its entirety as follows:

The tables set out below include a summary of (i) Rusoro's historical consolidated financial information as at and for the fiscal years ended December 31, 2007 and 2006 and as at and for the nine month periods ended September 30, 2008 and 2007 in both Canadian GAAP and reconciled to U.S. GAAP, (ii) unaudited pro forma consolidated financial information for Rusoro as at and for the nine-month period ended September 30, 2008 in

Canadian GAAP, after giving effect to Rusoro's acquisition of all the Gold Reserve Equity pursuant to the Offer and (iii) unaudited pro forma consolidated financial information for Rusoro as at and for the fiscal year ended December 31, 2007 in Canadian GAAP and reconciled to U.S. GAAP, after giving effect to Rusoro's acquisition of all of the Gold Reserve Equity pursuant to the Offer. The historical financial information of Rusoro as at and for the fiscal years ended December 31, 2007 and 2006 has been derived from Rusoro's audited consolidated financial statements, and the historical financial information of Rusoro as at and for the nine month periods ended September 30, 2008 and 2007 has been derived from Rusoro's unaudited interim consolidated financial statements, each of which can be found on SEDAR at www.sedar.com. See note 1 of the unaudited pro forma consolidated financial statements attached as Schedule "A" hereto for information as to how the pro forma consolidated financial statements were derived.

v.      GLOSSARY (page 22)

The definition of "Material Adverse Effect" is hereby amended and restated in its entirety as follows:

"Material Adverse Effect" means, in respect of any person, any effect, change, event, occurrence or state of facts, that is, or could reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through litigation which is outstanding, pending, or overtly threatened in a written communication or otherwise), capitalization, condition (financial or otherwise), operations, licenses, permits, results of operations, prospects, articles, by-laws, rights or privileges of the relevant person, other than any effect, change, event, occurrence or state of facts: (i) relating solely to general political, economic or financial conditions; (ii) relating solely to the state of securities or commodities markets in general; (iii) solely attributable to the announcement of the transactions contemplated herein; (iv) relating solely to the industries in which Gold Reserve and its subsidiaries operate in general; or (v) in applicable Laws or regulations or GAAP.

vi.    OFFER (page 25)

Section 2. Conditions to the Offer

Paragraph (c) is hereby amended and restated in its entirety as follows:

        (c)   no act, action, suit or proceeding shall have been taken or overtly threatened in a written communication or be pending before or by any Governmental Entity or by any elected or appointed public official or private person (including, by any individual, company, firm, group or other entity), whether or not having the force of law, and no law shall have been proposed, amended, enacted, promulgated or applied, in either case:

            (i)  challenging the Offer or the ability of Rusoro to make or maintain the Offer;

           (ii)  seeking to prohibit, restrict or impose material limitations or conditions on: (A) the acquisition by, or sale to, Rusoro of any Gold Reserve Equity, (B) the take-up or acquisition of Gold Reserve Equity by Rusoro, (C) the issuance and delivery of Rusoro Shares in consideration for Gold Reserve Equity taken up or acquired by Rusoro, (D) the ability of Rusoro to acquire or hold, or exercise full rights of ownership of, any Gold Reserve Equity, (E) the ownership or operation or effective control by Rusoro of any material portion of the business, property, assets, licenses or permits of Gold Reserve or its affiliates or subsidiaries or to compel Rusoro or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business, property, assets, licenses or permits of Gold Reserve or any of its affiliates or subsidiaries as a result of the Offer, or (F) the ability of Rusoro and its affiliates and subsidiaries to complete any Subsequent Acquisition Transaction;

          (iii)  seeking to obtain from Rusoro, any of its affiliates or subsidiaries, or any director or officer of any of the foregoing, or from Gold Reserve, any of its affiliates or subsidiaries, or any director or officer of any of the foregoing, any material damages directly or indirectly in connection with the Offer;

          (iv)  which, if successful, in the reasonable discretion of Rusoro, would be reasonably likely to result in a Material Adverse Effect on Gold Reserve or its affiliates or subsidiaries, taken as a whole, if the Offer was consummated; or

           (v)  which, if successful, in the reasonable discretion of Rusoro, would make uncertain the ability of Rusoro and its affiliates and subsidiaries to complete any Subsequent Acquisition Transaction;

Paragraph (f) is hereby amended and restated in its entirety as follows:

        (f)    there shall not be in effect or overtly threatened in a written communication any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or the acquisition of Gold Reserve Equity under the Offer, or any Subsequent Acquisition Transaction and there shall not exist any law, nor shall any law have been proposed, enacted, entered, modified, amended, promulgated or applied, nor shall there be in effect, pending or overtly threatened in a written communication any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity or other legal restraint or prohibition which would have the effect of prohibiting, restricting, making illegal or imposing material limitations or conditions on (i) the acquisition by, or sale to, Rusoro of any Gold Reserve Equity, (ii) the take up or acquisition of Gold Reserve Equity by Rusoro, (iii) the issuance and delivery of Rusoro Shares in consideration for Gold Reserve Equity taken up or acquired by Rusoro, (iv) the ability of Rusoro to acquire or hold, or exercise full rights of ownership of, any Gold Reserve Equity, (v) the ownership or operation or effective control by Rusoro of any material portion of the business, property, assets, licenses or permits of Gold Reserve or its affiliates or subsidiaries or to compel Rusoro or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business, property, assets, licenses or permits of Gold Reserve or any of its affiliates or subsidiaries as a result of the Offer, or (vi) the ability of Rusoro and its affiliates and subsidiaries to complete any Subsequent Acquisition Transaction;

Paragraph (h) is hereby amended and restated in its entirety as follows:

        (h)   Rusoro shall have determined, in its reasonable discretion, that none of the following shall exist or shall have occurred (which has not been cured or waived), or is overtly threatened in a written communication, (i) any property, right, franchise, concession, permit or licence of Gold Reserve or of any of its affiliates or subsidiaries has been or may be impaired or otherwise adversely affected, whether as a result of the making of the Offer, taking up and paying for Gold Reserve Equity deposited under the Offer, the completion of a Subsequent Acquisition Transaction or otherwise, on a basis which might reduce the expected economic value to Rusoro of the acquisition of Gold Reserve or make it inadvisable for Rusoro to proceed with the Offer and/or with taking up and paying for Gold Reserve Equity deposited under the Offer, or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which Gold Reserve or any of its affiliates or subsidiaries is a party or to which they or any of their properties or assets are subject that might reduce the expected economic value to Rusoro of the acquisition of Gold Reserve or make it inadvisable for Rusoro to proceed with the Offer and/or taking up and paying for Gold Reserve Equity deposited under the Offer, and/or completing a Subsequent Acquisition Transaction (including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of Rusoro taking up and paying for Gold Reserve Equity deposited under the Offer or completing a Subsequent Acquisition Transaction);

Paragraph (j) is hereby amended and restated in its entirety as follows:

        (j)    Rusoro shall have determined, in its reasonable discretion, that there does not exist and that there shall not have occurred any change, effect, event, circumstance, occurrence or state of facts, pending or overtly threatened in a written communication, on or after December 12, 2008, that has or may have a Material Adverse Effect on Gold Reserve and its affiliates or subsidiaries, taken as a whole and that the Offer, if consummated, shall not trigger a Material Adverse Effect on Gold Reserve and its affiliates and subsidiaries, taken as a whole and Rusoro shall not have become aware of any change, effect, event, circumstance, occurrence or state of facts, pending or overtly threatened in a written communication, on or after December 12, 2008, that, in the reasonable discretion of Rusoro, has had or may have a Material Adverse Effect on Gold Reserve and its affiliates and subsidiaries, taken as a whole;

Paragraph (l) is hereby amended and restated in its entirety as follows:

        (l)    there shall not have occurred or been, with respect to (i) only, overtly threatened in a written communication on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSXV, the TSX or the NYSE Alternext; (ii) any change in the general political, market, economic, social or financial market conditions in Canada, the United States or Venezuela that could, in the reasonable discretion of Rusoro, have a Material Adverse Effect on Gold Reserve and its affiliates and subsidiaries, taken as a whole; or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

vii.   OFFER (page 28)

Section 2. Conditions to the Offer

The last paragraph at page 28 is hereby amended and restated in its entirety as follows:

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in the Offeror's sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time before the Expiry Time of the Offer (except for a condition involving the receipt of governmental approval, which may be asserted at any time). The Offeror reserves the right to withdraw the Offer if, at the Expiry Time, any condition to the Offer remains unsatisfied or has not been waived. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions shall be final and binding on all parties, subject to the right of any party to seek judicial review in accordance with applicable law. In this regard, no determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. The foregoing conditions are subject to the Offeror's ongoing disclosure obligations under its Tender Offer Statement on Schedule TO and to the Offeror's notification obligations with respect to changes in the information contained in the Offer and Circular that would reasonably be expected to affect the decision of an Equityholder to accept or reject the Offer, as described in Section 6 of this Offer, "Extensions, Variations and Changes to the Offer".

viii.  OFFER (page 33)

Section 5. Manner of Acceptance

Determination of Validity

The first paragraph under the heading "Determination of Validity" at page 33 is hereby amended and restated in its entirety as follows:

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Gold Reserve Equity will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties, subject to the right of any party to seek judicial review in accordance with applicable law. In this regard, no determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. The Offeror reserves the absolute right to reject any and all deposits of Gold Reserve Equity determined by it not to be in proper form, or the issue of Rusoro Shares in respect of which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any deposit of Gold Reserve Equity. No deposit of Gold Reserve Equity will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties, subject to the right of any party to seek judicial review in accordance with applicable law. In this regard, no determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

ix.    OFFER (page 33)

Section 5. Manner of Acceptance

Power of Attorney

The first paragraph under the heading "Power of Attorney" at page 33 is hereby amended and restated in its entirety as follows:

An executed Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer into the Depositary's accounts with CDS or DTC, as applicable) irrevocably approves, constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Equity covered by the Letter of Transmittal or book-entry transfer (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities"), certain officers of the Offeror and any other person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Gold Reserve Equityholder with respect to the Purchased Securities. The Letter of Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such Gold Reserve Equityholder (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Gold Reserve; (b) for so long as any Purchased Securities are registered or recorded in the name of such Gold Reserve Equityholder (whether or not they are now so registered or recorded), to exercise any and all rights of such Gold Reserve Equityholder including the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms reasonably satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Gold Reserve Equityholder in respect of the Purchased Securities for all purposes including in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Gold Reserve; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Gold Reserve Equityholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Gold Reserve Equityholder; and (d) to exercise any other rights of a holder of Purchased Securities.

x.     OFFER (page 39)

Section 8. Right to Withdraw Deposited Gold Reserve Equity

The first paragraph at page 39 is hereby amended and restated in its entirety as follows:

All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding, subject to the right of any party to seek judicial review in accordance with applicable law. In this regard, no determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

xi.    OFFER (page 41)

Section 12. Other Terms of the Offer

The sixth full paragraph at page 41 is hereby amended and restated in its entirety as follows:

The Offeror shall be entitled to make a final and binding determination, subject to the right of any party to seek judicial review in accordance with applicable law, of all questions relating to the interpretation of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer, the validity of any deposit of Gold Reserve Equity, and the validity of any withdrawals of Gold Reserve Equity. In this regard, no determination shall be deemed to be final and binding on the parties unless such determination has been finally determined by a court of competent jurisdiction, with respect to which all appeals have been taken or waived.

xii.   CIRCULAR (page 42)

The second paragraph at page 42 is hereby amended and restated in its entirety as follows:

The information concerning Gold Reserve contained in the Offer and this Circular, including information incorporated herein by reference, has been taken from or based upon publicly available documents and records on file with Canadian and United States securities regulatory authorities and other public sources. Rusoro has limited means of verifying the accuracy or completeness of any of the information contained herein that is derived from Gold Reserve's publicly available documents or records or whether there has been any failure by Gold Reserve to disclose events that may have occurred or may affect the significance or accuracy of any information.

xiii.  CIRCULAR (page 56)

Section 7. Summary Historical and Unaudited Pro Forma Consolidated Financial Information

The first paragraph is hereby amended and restated in its entirety as follows:

The tables set out below include a summary of (i) Rusoro's historical consolidated financial information as at and for the fiscal years ended December 31, 2007 and 2006 and as at and for the nine month periods ended September 30, 2008 and 2007 in both Canadian GAAP and reconciled to U.S. GAAP, (ii) unaudited pro forma consolidated financial information for Rusoro as at and for the nine-month period ended September 30, 2008 in Canadian GAAP, after giving effect to Rusoro's acquisition of all the Gold Reserve Equity pursuant to the Offer and (iii) unaudited pro forma consolidated financial information for Rusoro as at and for the fiscal year ended December 31, 2007 in Canadian GAAP and reconciled to U.S. GAAP, after giving effect to Rusoro's acquisition of all of the Gold Reserve Equity pursuant to the Offer. The historical financial information of Rusoro as at and for the fiscal years ended December 31, 2007and 2006 has been derived from Rusoro's audited consolidated financial statements, and the historical financial information of Rusoro as at and for the nine month periods ended September 30, 2008 and 2007 has been derived from Rusoro's unaudited interim consolidated financial statements, each of which can be found on SEDAR at www.sedar.com. See note 1 of the unaudited pro forma consolidated financial statements attached as Schedule "A" hereto for information as to how the pro forma consolidated financial statements were derived.

xiv.  CIRCULAR (page 73)

Section 19. Certain Canadian Federal Income Tax Considerations

The fourth paragraph under the heading "Certain Canadian Federal Income Tax Considerations" at page 73 is hereby amended and restated in its entirety as follows:

This summary is not intended to be, nor should it be considered to be, legal or tax advice to any particular shareholder. The tax consequences to any particular shareholder will depend on a variety of factors including the shareholder's own particular circumstances. Therefore, all shareholders and all persons affected by the Offer should consult their own tax advisors with respect to their particular circumstances. An advance income tax ruling has not been obtained with respect to the transactions contemplated herein.

xv.    CIRCULAR (page 79)

Section 20. Certain United States Federal Income Tax Considerations

The second paragraph under the heading "Certain United States Federal Income Tax Considerations" at page 79 is hereby amended and restated in its entirety as follows:

This summary does not address the effects of any state or local taxes, U.S. estate or gift tax consequences, or the tax consequences in jurisdictions other than the United States.

5.     Consequential Amendments to the Offer and Circular and Other Documents

The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, are amended to the extent necessary to reflect the amendments and supplements contemplated by and the information contained in this Notice.

6.     Manner of Acceptance

Gold Reserve Equity may be deposited under the Offer no later than the Expiry Time in accordance with the provisions of Section 5 of the Offer, "Manner of Acceptance".

7.     Take-Up of and Payment for Deposited Common Shares

Upon the terms and subject to the conditions of the Offer, Rusoro will take up and pay for Gold Reserve Equity validly deposited under the Offer and not properly withdrawn as set out in Section 3 of the Offer, "Take-Up and Payment for Deposited Gold Reserve Equity".

Gold Reserve Equityholders are referred to Section 3 of the Offer, "Take-Up and Payment for Deposited Gold Reserve Equity", for a description of the legal requirements regarding the timing of the take up of Gold Reserve Equity deposited under the Offer and a description of when payment will be made for deposited Gold Reserve Equity in relation to the time in which they are taken up by Rusoro.

8.     Withdrawal of Deposited Gold Reserve Equity

Except as otherwise provided in Section 8 of the Offer "Right to Withdraw Deposited Gold Reserve Equity", all deposits of Gold Reserve Equity to the Offer will be irrevocable. Unless otherwise required or permitted by applicable laws, any Gold Reserve Equity deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Gold Reserve Equityholder:

  (a)
  at any time before the Gold Reserve Equity has been taken up by the Offeror pursuant to the Offer;

  (b)
  if the Gold Reserve Equity has not been paid for by the Offeror within three business days after having been taken up; or

  (c)
  at any time before the expiration of 10 days from the date upon which either:

  (i)
  a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Gold Reserve Equityholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Rusoro Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

  (ii)
  a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the Offered Consideration offered for the Gold Reserve Equity where the Expiry Time is not extended for more than 10 days);

    is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Equity has not been taken up by the Offeror at the date of the notice;

  (d)
  during a Subsequent Offering Period with respect to the Offer, provided, however, that this right of withdrawal will not apply in respect of Gold Reserve Equity taken up by the Offeror prior to the Subsequent Offering Period; or

  (e)
  as required by the U.S. Exchange Act at any time after 60 days from the commencement of the Offer, provided that the Gold Reserve Equity has not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Gold Reserve Equity.

Gold Reserve Equityholders are referred to Section 8 of the Offer, "Right to Withdraw Deposited Gold Reserve Equity", for further details and a description of the procedures for exercising the right to withdraw Gold Reserve Equity deposited under the Offer.

9.     Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

 CERTIFICATE

        The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: January 19, 2009

(Signed) GEORGE SALAMIS President	(Signed) GARY WARNECKE Chief Financial Officer
On behalf of the Board of Directors
(Signed) JAY KAPLOWITZ Director	(Signed) GORDON KEEP Director

Offices of the Depositary

Inquiries:

COMPUTERSHARE INVESTOR SERVICES INC.

Toll Free (North America): 1-800-564-6253
Overseas: 1-514-982-7555
Email: corporateactions@computershare.com
Website: www.computershare.com

By Mail:

Computershare Investor Services Inc.
P.O. Box 7021, 31 Adelaide Street E.
Toronto, ON, M5C 3H2

Attention: Corporate Actions

By Hand, by Courier or by Registered Mail

Vancouver	Toronto
Computershare Investor Services Inc.	Computershare Investor Services Inc.
510 Burrard Street, 2nd Floor	9th Floor, 100 University Avenue
Vancouver, BC V6C 3B9	Toronto, Ontario M5J 2Y1

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT:

North American Toll Free Number: 1-888-605-7615

Banks and Brokers call collect: 1-212-806-6859

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NOTICE TO GOLD RESERVE EQUITYHOLDERS IN THE UNITED STATES
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NOTICE TO HOLDERS OF GOLD RESERVE OPTIONS AND GOLD RESERVE NOTES
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  January 19, 2009
CERTIFICATE